Exhibit 10.1

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

AND

GLADSTONE COMMERCIAL CORPORATION

$85,000,000

5.99% Senior Guaranteed Notes due December 15, 2030

NOTE PURCHASE AGREEMENT

Dated December 15, 2025

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SCHEDULE A	—	Defined Terms

SCHEDULE 1	—	Form of 5.99% Senior Guaranteed Note due December 15, 2030

SCHEDULE 4.4(a)(i)	—	Form of Opinion of Special Counsel for the Company and the Parent Guarantor

SCHEDULE 4.4(a)(ii)	—	Form of Opinion of Special Maryland Counsel for the Parent Guarantor

SCHEDULE 4.4(a)(iii)	—	Form of Opinion of General Counsel for the Parent Guarantor

SCHEDULE 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Note Parties and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

EXHIBIT 7.1(C)-1	—	Form of Compliance Certificate

EXHIBIT 7.1(C)-2	—	Form of Unencumbered Asset Certificate

PURCHASER SCHEDULE	—	Information Relating to Purchasers

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Gladstone Commercial Limited Partnership	Note Purchase Agreement

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

1521 WESTBRANCH DRIVE, SUITE 100

MCLEAN, VIRGINIA 22102

5.99% Senior Guaranteed Notes due December 15, 2030

December 15, 2025

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

Gladstone Commercial Limited Partnership, a Delaware limited partnership (the “Company”) and Gladstone Commercial Corporation, a Maryland corporation (the “Parent Guarantor”), agree with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES; CHANGES IN INTEREST RATE.

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of $85,000,000 aggregate principal amount of its 5.99% Senior Guaranteed Notes due December 15, 2030 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2. Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then:

(i) as of the date of the occurrence of a Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Debt Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Below Investment Grade Adjusted Interest Rate; and

(ii) the Company shall promptly, and in any event within twenty (20) Business Days after a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred and confirming the effective date of the Below Investment Grade Event and that the Below Investment Grade Adjusted Interest Rate will accrue from the date on which such Below Investment Grade Event shall have occurred and will be payable on each subsequent interest payment date until such Below Investment Grade Event is no longer continuing in consequence thereof.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(b) The reasonable, documented fees and expenses of any NRSRO and all other costs incurred in connection with obtaining, affirming or appealing a Debt Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(c) If at any time a Surge Period occurs, then:

(i) as of the date of the commencement of a Surge Period and until the date on which such Surge Period is no longer continuing, the Notes shall bear interest at the Surge Period Adjusted Interest Rate; and

(ii) prior to the commencement of a Surge Period, the Company shall notify the holders of the Notes in writing, sent in the manner provided in Section 18, confirming the effective date of the Surge Period and that the Surge Period Adjusted Interest Rate will accrue from such effective date and will be payable on each subsequent interest payment date until such Surge Period is no longer continuing, in consequence thereof.

(d) Notwithstanding anything to the contrary, if a Below Investment Grade Event and a Surge Period are both continuing at the same time, then as of the date on which both such events first simultaneously existed and are continuing until the earliest date on which either or both events is no longer continuing, the Notes shall bear interest at an interest rate per annum which is 1.25% above the stated rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be); provided that after such date if either the Below Investment Grade Event or the Surge Period (but not both) shall continue, then the Notes shall bear interest at the Below Investment Grade Adjusted Interest Rate or the Surge Period Adjusted Interest Rate, as applicable.

For the avoidance of doubt, the aggregate maximum increase in the interest rate on the Notes pursuant to this Section 1.2. shall be 1.25%. For purposes of computing the Make-Whole Amount (if any) on any Note, the interest rate with respect to such Note shall be deemed to be the rate for such Note without giving effect to any Below Investment Grade Adjusted Interest Rate or any Surge Period Adjusted Interest Rate.

SECTION 2. SALE AND PURCHASE OF NOTES; AFFILIATE GUARANTY.

Section 2.1. Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2. Affiliate Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Parent Guarantor and the Subsidiary Guarantors from time to time party to the Affiliate Guaranty, including by any Additional Guarantor as set forth in Section 9.7 (collectively, including the Parent Guarantor and the Subsidiary Guarantors, the “Guarantors” and each individually, a “Guarantor”).

Gladstone Commercial Limited Partnership	Note Purchase Agreement

SECTION 3. CLOSING.

The execution and delivery of this Agreement and the sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, IL 60606, at 8:00 a.m., Chicago time, at a closing (the “Closing”) on December 15, 2025. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as specified in the funding instructions delivered pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

(b) The representations and warranties of the Parent Guarantor in this Agreement and the Affiliate Guaranty, as applicable, shall be correct when made and at the Closing.

Section 4.2. Performance; No Default. (a) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company, the Parent Guarantor nor any Subsidiary shall have entered into any transaction since the date of the Presentation that would have been prohibited by Section 10 had such Section applied since such date.

(b) The Parent Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Affiliate Guaranty required to be performed and complied with by it prior to or at the Closing, and immediately after giving effect to the issue and sale of Notes at the Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 4.3. Compliance Certificates.

(a) Company Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.

(b) Parent Guarantor Officer’s Certificate. The Parent Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(b), 4.2(b) and 4.9 have been fulfilled.

(c) Company Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other limited partnership proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

(d) Guarantor Secretary’s Certificate. Each Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of (i) in the case of the Company and the Parent Guarantor, this Agreement and (ii) in the case of the Guarantors, this Agreement and the Affiliate Guaranty.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Squire Patton Boggs (US) LLP, counsel for the Company and the Parent Guarantor, (ii) Venable LLP, local Maryland counsel for the Parent Guarantor, and (iii) Erich M. Hellmold, Co-General Counsel and Co-Secretary of the Parent Guarantor, in each case covering the applicable matters set forth in Schedule 4.4(a) and covering such other customary matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other customary matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser at least three (3) Business Days prior to Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Corporate Structure. Neither the Company nor the Parent Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. (a) At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for such Purchaser’s Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five (5) Business Days prior to the date of Closing and (iv) contact information of a representative at the transferee bank and a representative at the Company who will be available to confirm such instructions by telephone.

(b) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

(c) At least two (2) Business Days prior to the date of the Closing, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed the aforementioned written instructions in a live video conference call made available to the Purchasers.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 4.11. Affiliate Guaranty and Contribution Agreement. The Affiliate Guaranty shall have been executed and delivered by the Parent Guarantor and the Subsidiary Guarantors and shall be in full force and effect. The Contribution Agreement shall have been executed by each party thereto and shall be in full force and effect.

Section 4.12. Primary Credit Facility Consent. If required under the Primary Credit Facility, the Company shall have delivered a duly executed consent from the lenders under the Primary Credit Facility which confirms that the execution and delivery of this Agreement and the issuance of Notes hereunder is permitted thereunder.

Section 4.13. Debt Rating. The Company shall have obtained a Debt Rating for the Notes from an NRSRO and deliver a copy of the Ratings Letter to the Purchasers. If such Ratings Letter is not a public rating, the Company will provide to each holder of a Note a Rating Rationale Report with respect to such Debt Rating.

Section 4.14. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT GUARANTOR.

The Company and the Parent Guarantor represent and warrant to each Purchaser that:

Section 5.1. Organization; Power and Authority. Each member of the Group is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign corporation or other organization and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Note Party has the corporate or other organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each Note Document to which it is a party and to perform the provisions hereof and thereof, except where the lack of such corporate or other power or authority could not reasonably be expected to have a Material Adverse Effect.

Section 5.2. Authorization, Etc. Each Note Document has been duly authorized by all necessary corporate or other organizational action on the part of the Company and the Parent Guarantor, as applicable, and each Note Document constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Note Party that is party thereto enforceable against such Note Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 5.3. Disclosure. The Company, through its agents, Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, KeyBanc Capital Markets Inc., BofA Securities Inc. and Huntington Securities, Inc., has delivered or made available (via electronic portal or otherwise) to each Purchaser a copy of a Private Placement Investor Presentation, dated November, 2025 (the “Presentation”), relating to the transactions contemplated hereby. The Presentation, taken together with the other Disclosure Documents (as defined below), fairly describes, in all material respects, the general nature of the business and principal properties of the Group. This Agreement, the Presentation, the financial statements listed in Schedule 5.5, the reports and other information filed or furnished with the SEC by the Parent Guarantor via the SEC’s EDGAR system (“EDGAR”) and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company or the Parent Guarantor prior to November 21, 2025 in connection with the transactions contemplated hereby and identified in Schedule 5.3 are collectively referred to herein as the “Disclosure Documents”. The Disclosure Documents, taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, that to the extent any Disclosure Document was based upon or constitutes a forecast, projection or other “forward-looking statement”, the Company and the Parent Guarantor represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such information. Except as disclosed in the Disclosure Documents, since September 30, 2025, there has been no change in the financial condition, operations, business, properties or prospects of any member of the Group except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company or the Parent Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) each Note Party’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by such Note Party and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) each Note Party’s Affiliates, other than Subsidiaries, and (iii) each Note Party’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by a Note Party and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Note Party or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those

Gladstone Commercial Limited Partnership	Note Purchase Agreement

jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure or non-compliance of the same could not reasonably be expected to have a Material Adverse Effect.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Note Party or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser (or made available via EDGAR or the Company’s or the Parent Guarantor’s home page or investor relations website (collectively, the “Company’s Website”) copies of the consolidated financial statements of the Parent Guarantor and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Note Parties and their Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Note Parties of this Agreement, the Affiliate Guaranty and the Notes, as applicable, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Note Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which such Note Party or any of its Subsidiaries is bound or by which such Note Party or any of its Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to such Note Party or any of its Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Note Party or any of its Subsidiaries, except, where the failure or non-compliance of the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Note Parties of this Agreement, the Affiliate Guaranty or the Notes, as applicable, except for such filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting any Note Party or any of their Subsidiaries or any property of any Note Party or any of their Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Note Parties nor any of their Subsidiaries is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. Each Note Party and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Note Party or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Note Parties know of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Note Party and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of each Note Party and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2024.

Section 5.10. Title to Property; Leases. Each member of the Group has good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any member of the Group after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. (a) Each member of the Group owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(b) To the best knowledge of the Company and the Parent Guarantor, no product or service of any member of the Group infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company and the Parent Guarantor, there is no Material violation by any Person of any right of any member of the Group with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any member of the Group.

Section 5.12. Compliance with Employee Benefit Plans. (a) Each Note Party, each Unencumbered Property Subsidiary and each ERISA Affiliate has operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Note Party, any Unencumbered Property Subsidiary nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to “employee benefit plans” (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Note Party, any Unencumbered Property Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Note Party, any Unencumbered Property Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), if any, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Note Parties and their ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Parent Guarantor and its Subsidiaries is not Material.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(e) The execution and delivery of this Agreement, the Affiliate Guaranty and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company and the Parent Guarantor to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) The Parent Guarantor and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13. Private Offering by the Note Parties. Neither the Note Parties nor anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than twenty (20) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Note Parties nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for transaction expenses, to repay borrowings under the revolving line of credit under the Primary Credit Facility, to repay Term Loans (as defined in the Primary Credit Facility) under the Primary Credit Facility, and general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Note Parties and their Subsidiaries as of November 26, 2025 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Note Parties or their Subsidiaries. To the knowledge of the Company and the Parent Guarantor, neither the Note Parties nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the such Note Party or such Subsidiary and no event or condition exists with respect to any Indebtedness of such Note Party or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(b) Except as disclosed in Schedule 5.15, neither the Notes Parties nor any of their Subsidiaries has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) Neither the Note Parties nor any of their Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Note Party or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Note Party, except as disclosed in Schedule 5.15, except where the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Note Parties nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified in writing that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Note Parties nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the knowledge of the Company and the Parent Guarantor, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Note Party or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(d) Each of the Company and the Parent Guarantor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Note Party and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. Neither the Note Parties nor any of their Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters. (a) Neither the Company nor the Parent Guarantor has knowledge of any claim or has received any written notice of any claim and no proceeding has been instituted asserting any claim against any Note Party or any of their Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor the Parent Guarantor has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) To the knowledge of the Company and the Parent Guarantor, neither the Note Parties nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) To the knowledge of the Company and the Parent Guarantor, neither the Note Parties nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) To the knowledge of the Company and the Parent Guarantor, all buildings on all real properties now owned, leased or operated by a Note Party or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. REIT Status. The Parent Guarantor qualifies as, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder, and intends to continue to qualify as a real estate investment trust.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 5.20. Solvency. As of the date of Closing and after giving effect to the transactions contemplated by this Agreement and the other Note Documents, the Parent Guarantor and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

Section 5.21. Contribution Agreement. The Company and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b) Each Purchaser severally represents that it is an institutional investor that is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act and that it has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes. Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and the Parent Guarantor and received answers to its satisfaction concerning the terms and conditions of the sale of the Notes. Each Purchaser further represents (i) that its financial condition is such that it is able to bear the risk of holding the Notes for an indefinite period of time and the risk of loss of its entire investment, (ii) that it has made an independent investment decision to purchase the Notes after conducting such investigation as such Purchaser has deemed appropriate of the tax, accounting and regulatory implications relating to an investment in the Notes, and (iii) that it has sufficient knowledge and experience in investing in securities and in related financial and business matters so as to be able to evaluate the risk and merits of its investment in the Company and the Parent Guarantor. Each Purchaser further represents and warrants that it has received such materials or information as it has deemed necessary in connection with its purchase of Notes hereunder and that it is not purchasing the Notes as a result of any general solicitation or general advertising within the meaning of Regulation D under the Securities Act.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO NOTE PARTIES

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a) as soon as available and in any event within ninety (90) days after the end of each calendar year, an audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Holders;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such quarter and the related statement of income and statement of cash flows for such quarter and for the portion of the year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, controller or treasurer of the Parent Guarantor;

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or controller of the Parent Guarantor in the form attached hereto as Exhibit 7.1(c)-1 (or in such other form as the holders of Notes may approve from time to time). Calculations of income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable. The Parent Guarantor shall submit with the Compliance Certificate an Unencumbered Asset Certificate in the form attached hereto as Exhibit 7.1(c)-2 (an “Unencumbered Asset Certificate”) pursuant to which the Parent Guarantor shall calculate the amount of the Unencumbered Asset Availability as of the end of the immediately preceding fiscal quarter, list the Subject Properties and certify that each Subject Property included therein and in the calculation of the Unencumbered Asset Availability satisfies all of the requirements contained in this Agreement for the same to be included therein. The Compliance Certificate shall be accompanied by copies of the statements of Consolidated Net Operating Income for such fiscal quarter for each of the Subject Properties, prepared on a basis consistent with the statements furnished to the holders of Notes prior to the date hereof and otherwise in form and substance reasonably satisfactory to the holders of Notes, together with a certification by the chief financial officer, controller or treasurer of the Parent Guarantor that the information contained in such statement fairly presents in all material respects the Consolidated Net Operating Income for such periods. Such Unencumbered Asset Certificate shall specify whether there are any defaults under leases at a Subject Property;

(d) upon request by any holder of Notes, copies of all financial statements, reports or proxy statements sent to the shareholders of the Parent Guarantor;

(e) upon request by any holder of Notes, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly or special (8-K) reports which the Parent Guarantor or the Company shall file with the SEC;

(f) upon request by any holder of Notes, a completed and executed Beneficial Ownership Certification if any holder of Notes determines that it is required by law to obtain such certification;

(g) from time to time such other material financial data and information in the possession of the Company, each Guarantor or their respective Subsidiaries (including, without limitation, auditors’ management letters, status of litigation or investigations against the Company and any settlement discussions relating thereto, information as to legal and regulatory changes affecting the Company, any Guarantor or any Unencumbered Property Subsidiary, information with respect to any PACE Loans on a Subject Property (including, without limitation, information regarding the improvements financed with the proceeds of such PACE Loans, copies of any reporting or other financial information provided to any lender, servicer or any Governmental Authority on account of such PACE Loans, and evidence of payment of assessments due and payable under such PACE Loans)) as any holder of Notes may reasonably request.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 7.2. Notices.

(a) Defaults — The Company will promptly upon becoming aware of same notify the holders of Notes in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default.” If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default or an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Company, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Company shall forthwith give written notice thereof to the holders of Notes, describing the notice or action and the nature of the claimed default. Without limiting the foregoing, the Company shall promptly upon becoming aware of same (but in any event within five (5) Business Days thereafter) notify the holders of Notes in writing of any default under any PACE Loan on a Subject Property, including, without limitation, any failure by the Company, any Subsidiary or any tenant of a Subject Property to timely pay any assessment or other sum due or payable with respect to such PACE Loan.

(b) Environmental Events — The Company will give notice to the holders of Notes within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Company, any Guarantor or any of their respective Subsidiaries reports in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Subject Property or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c) Notice of Litigation and Judgments — The Company will give notice to the holders of Notes in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company, any Guarantor or any of their respective Subsidiaries or to which the Company, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any of the Company, any Guarantor or any of their respective Subsidiaries that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Company and each Guarantor will give notice to the holders of Notes, in writing, in form and detail reasonably satisfactory to the holders of Notes, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Company, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(d) Notice of Disqualification — The Company will give notice to the holders of Notes in writing within five (5) Business Days after becoming aware of any failure of any Eligible Real Estate to satisfy the conditions in this Agreement to inclusion within the calculation of the Unencumbered Asset Value.

(e) ERISA — The Company will give notice to the holders of Notes within five (5) Business Days after the Company or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f) Notices of Default Under Leases — The Company will give notice to the holders of Notes in writing within five (5) Business Days after the Company, any Guarantor or any Unencumbered Property Subsidiary (i) receives notice from a tenant under a lease of a Subject Property of a default by the landlord under such lease which default would provide the tenant with an ability to terminate the lease or the right to an abatement of rent thereunder or (ii) delivers a notice to any tenant under a lease of a Subject Property of a payment or other material default by such tenant under its lease, in each case that could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Visitation. The Company and the Parent Guarantor shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, once per calendar year, at the expense of such holder and upon reasonable prior notice to the Company or the Parent Guarantor, as applicable, to visit the principal executive office of the Company or the Parent Guarantor, as the case may be, at a time reasonably acceptable to the Company or the Parent Guarantor, as applicable, to discuss the affairs, finances and accounts of the Company, the Parent Guarantor and their respective Subsidiaries with the Company’s and the Parent Guarantor’s officers, and (with the consent of the Company or the Parent Guarantor, as applicable, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company or the Parent Guarantor, as applicable, which consent will not be unreasonably withheld and subject to the rights of tenants) to visit the other offices and properties of the Company, the Parent Guarantor and their respective Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(b) Default — if a Default or Event of Default then exists, at the expense of the Company and the Parent Guarantor, and upon reasonable prior notice to the Company or the Parent Guarantor, as applicable, and subject to the rights of tenants, to visit and inspect any of the offices or properties of the Company, the Parent Guarantor and their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company and the Parent Guarantor authorize said accountants to discuss the affairs, finances and accounts of the Company, the Parent Guarantor and their respective Subsidiaries), all at such times and as often as may be reasonably requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and certificates that are required to be delivered by the Company pursuant to Section 7.1 and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements, certificates and other information satisfying the requirements of Section 7.1 and 7.2 are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have timely filed such Form 10–Q or Form 10–K with the SEC on EDGAR and shall have made such form along with all other certificates and information required by Sections 7.1 and 7.2 available on its investor relations webpage, which is located at https://www.gladstonecommercial.com/investors as of the date of this Agreement;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related certificates satisfying the requirements of Section 7.1(c) and any other information required under Section 7.1 and Section 7.2 are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or

(d) the Company shall have timely filed any of the information or other items referred to in Section 7.1 with the SEC on EDGAR and shall have made such items available on the Company’s Website or on Intralinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided, that at any time on or after the date 30 days prior to the Maturity Date of the Notes the Company may, at its option, upon notice as provided below, prepay all or any part of the Notes at 100% of the principal amount so prepaid, together with accrued interest to the prepayment date (but for the avoidance of doubt, without any Make-Whole Amount). The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; provided, that the Company may rescind any notice of an optional redemption or prepayment pursuant to this Section 8.2 by providing written notice to each holder of such Notes at least ten (10) Business Days prior to the scheduled date of such optional redemption or prepayment contained in the written notice described in the second sentence of this Section 8. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Change of Control.

(a) Notice of Change of Control. The Company will, within five Business Days after the occurrence of any Change of Control, give written notice (the “Change of Control Notice”) of such Change of Control to each holder of Notes. Such Change of Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.3(b) hereof and shall contain the information described in Section 8.3(e).

(b) Offer to Prepay Notes. The offer to prepay Notes shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder on a date specified in such Change of Control Notice (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than fifteen days and not more than forty-five days after the date of such Change of Control Notice.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a written notice of such acceptance to be delivered to the Company not later than fifteen days after receipt by such holder of such Change of Control Notice. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 within fifteen days of receipt of the Change of Control Notice shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each Change of Control Notice shall be executed by a Senior Financial Officer and shall specify: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change of Control.

Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of the Notes of such fact and the

Gladstone Commercial Limited Partnership	Note Purchase Agreement

expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings: “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication)

Gladstone Commercial Limited Partnership	Note Purchase Agreement

for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company and the Parent Guarantor covenant that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, Each Note Party will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 9.2. Insurance. Each Note Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. Each Note Party will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent any Note Party or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. Each Note Party will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Note Party or any Subsidiary, provided that neither any Note Party nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Note Party or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Note Party or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Note Party or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, each Note Party will at all times preserve and keep its limited liability company or corporate existence (as the case may be) in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each Unencumbered Property Subsidiary (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of

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the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect. In the event any Note Party or any Subsidiary is a limited liability company, it shall not consummate, nor shall any of its members or managers, take any action in furtherance of or consummate, an LLC Division.

Section 9.6. Books and Records. Each Note Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Note Party or such Subsidiary, as the case may be. Each Note Party will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Parent Guarantor has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions and dispositions of assets of the Note Parties, taken together as a whole.

Section 9.7. Subsidiary Guarantors. (a) Each of the Parent Guarantor and the Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time following the date hereof, whether as a borrower, an additional or co-borrower, guarantor or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i) join the Affiliate Guaranty by execution of a joinder or supplement to the Affiliate Guaranty (a “Joinder Agreement”) in form and substance reasonably satisfactory to the Required Holders; and

(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such Joinder Agreement;

(B) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.16 of this Agreement (but with respect to such Subsidiary and such Joinder Agreement rather than the Parent Guarantor or the Company, as the case may be);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Joinder Agreement and the performance by such Subsidiary of its obligations thereunder; and

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Joinder Agreement as the Required Holders may reasonably request.

(b) At the election of the Parent Guarantor or the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under the Affiliate Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, immediately upon satisfaction of the following conditions: (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged substantially concurrently with the release of such Subsidiary Guarantor under the Affiliate Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable by such Subsidiary Guarantor under the Affiliate Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the preconditions for release hereunder set forth in clauses (i) through (iv).

Section 9.8. REIT Status. The Parent Guarantor shall at all times use its best efforts to comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and to continue to receive REIT Status.

Section 9.9. Unencumbered Properties. (a) The Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a ground lease acceptable to the Required Holders in its reasonable discretion by a Wholly-Owned Subsidiary of the Company (it being understood that the ground lease for the WPI07 Tulsa Property shall be an acceptable ground lease), in each case free and clear of all Liens other than Permitted Liens, and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents and excluding any right of first offer/refusal or purchase option as set forth in the leases provided to the holders of Notes);

(ii) none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(iii) the only asset of such Subsidiary shall be Eligible Real Estate included in the calculation of the Unencumbered Asset Value and related fixtures and personal property;

(iv) each Eligible Real Estate is and shall be at least eighty percent (80%) leased (based on Net Rentable Area) to one or more tenants which are an Eligible Tenant;

(v) no more than ten percent (10%) of the total Unencumbered Asset Value shall be attributable to Real Estate which is vacant (for example, such tenant is no longer conducting business from such property); provided that a failure to satisfy the requirements of this clause (v) shall not result in any Real Estate not being included as a Subject Property, but any such Unencumbered Asset Value in excess of such limitation being excluded for purposes of calculating Unencumbered Asset Value and the Unencumbered Net Operating Income corresponding thereto shall be similarly excluded;

(vi) the Company shall have delivered to the holders of Notes (A) a written request to include such Eligible Real Estate in the calculation of the Unencumbered Asset Value, (B) a physical description of such Eligible Real Estate, (C) a current Rent Roll and current operating statements for such Eligible Real Estate, (D) a certification as to the matters covered under Section 9.9(a)(i)-(v), and (E) such other information as the holders of Notes may reasonably require with respect to such Eligible Real Estate, including any information reasonably required by the holders of Notes to determine compliance with this Section 9.9 (collectively, the “Eligible Real Estate Qualification Documents”); and

(vii) such Eligible Real Estate has not been removed from the calculation of the Unencumbered Asset Value pursuant to Section 9.9(b), Section 9.9(c) or Section 9.9(d).

(b) In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Asset Value unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the holders of Notes shall have received evidence reasonably satisfactory to the Required Holders of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Required Holders shall have received evidence reasonably satisfactory to the Required Holders that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Unencumbered Asset Value, then the Required Holders may in good faith reduce the Unencumbered Asset Value attributable thereto based on such damage until such time as the Required Holders receive evidence reasonably satisfactory to the Required Holders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(c) Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Asset Value, such asset shall no longer be included in the calculation of the Unencumbered Asset Value unless otherwise approved in writing by the Required Holders (which approval shall not be unreasonably withheld, conditioned, or delayed). Within five (5) Business Days after becoming aware of any such disqualification, the Company shall deliver to the holders of Notes a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Value attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Company shall deliver to the holders of Notes an updated Unencumbered Asset Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in this Section 9.9 and Section 10.10(a) and Section 10.10(b).

(d) In addition, the Company may voluntarily remove any Real Estate from the calculation of the Unencumbered Asset Value by delivering to the holders of Notes, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Subject Property being removed. Simultaneously with the delivery of the items required above, the Company shall deliver to the holders of Notes a pro forma Compliance Certificate and Unencumbered Asset Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in this Section 9.9 and Section 10.10(a) and Section 10.10(b).

(e) The Company shall promptly notify the holders of Notes of the addition or removal of any Real Estate from the calculation of the Unencumbered Asset Value.

Section 9.10. Rating on the Notes. (a) The Company shall at all times maintain a Debt Rating for the Notes from a NRSRO.

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Rating Letter evidencing such Debt Rating and an updated Rating Rationale Report with respect to such Debt Rating. In addition to the foregoing information and any information specifically required to be included in any Rating Letter or Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the NRSRO.

SECTION 10. NEGATIVE COVENANTS.

The Company and the Parent Guarantor covenant that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Note Parties will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Note Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Note Party or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 10.2. Merger, Consolidation, Etc. The Note Parties will not, and will not permit any Subsidiary Guarantor to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business (including, without limitation, by way of an LLC Division), merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Holders except for (i) the merger or consolidation of one or more of the Subsidiaries with and into the Company (it being understood and agreed that in any such event the Company will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of the Company. Nothing in this Section 10.2 shall prohibit the issuance by Company of partnership interests in itself in connection with the acquisition of Real Estate in the ordinary course of business, or the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement, and after any such permitted sale, may dissolve.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Guarantor shall have the effect of releasing the Company or such Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Affiliate Guaranty (in the case of any Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Guarantor, such Guarantor is released from the Affiliate Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3. Line of Business. The Note Parties will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Note Parties and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Note Parties and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Presentation.

Section 10.4. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 10.5. Liens. (a) The Note Parties shall not, and shall not permit any of their Subsidiaries to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall substantially concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company, the Parent Guarantor and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

(b) No Subsidiary of the Company which directly or indirectly owns or leases a Subject Property (including, without limitation, an Unencumbered Property Subsidiary) shall create or incur or suffer to be created or incurred or to exist any Lien other than Permitted Liens. Notwithstanding anything to the contrary contained herein, the Note Parties and their Subsidiaries (other than a Subsidiary that directly or indirectly owns or leases a Subject Property) may create or incur or suffer to be created or incurred or to exist: (i) Liens on properties to secure (x) taxes, assessments (excluding assessments with respect to PACE Loans unless such PACE Loans are permitted under this Agreement or the Primary Credit Facility) and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), (y) assessments and other obligations in respect of PACE Loans permitted under this Agreement or the Primary Credit Facility, or (z) claims for labor, material or supplies, in each case, in respect of obligations not then delinquent or which are being contested as provided in this Agreement or the Primary Credit Facility; (ii) Liens on assets other than (A) Subject Properties or (B) any direct or indirect interest of the Company or any Subsidiary of the Company in any Unencumbered Property Subsidiary in respect of judgments only to the extent, for the period and for an amount not resulting in a Default; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iv) Liens and encumbrances reflected in the owner’s title policies issued to the Subsidiary Guarantors or Unencumbered Property Subsidiaries upon acquisition of the Subject Properties and other encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Company, a Guarantor, an Unencumbered Property Subsidiary or a Subsidiary of any such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company, the Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Company, any Guarantor or any Unencumbered Property Subsidiary individually or on any Subject Property (it being understood, for the avoidance of doubt, that Liens or encumbrances on Subject Properties in respect of any PACE Loan shall be only be permitted under this clause (iv) if such PACE Loan is permitted under this Agreement); (v) Liens on properties or interests therein (but excluding (A) Subject Properties or (B) any direct or indirect interest of the Company, any Guarantor or any of their respective Subsidiaries in any Unencumbered Property Subsidiary) to secure Recourse Indebtedness which is Secured Debt (including, without limitation, Equity Pledge Secured Debt that is Recourse

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Indebtedness); provided that the aggregate amount of such Recourse Indebtedness which is Secured Debt outstanding at any one time (not including the Loans or Letter of Credit Liabilities to the extent the same shall at any time constitute Recourse Indebtedness which is Secured Debt), determined on a consolidated basis in accordance with GAAP, shall not exceed percent (10.0%) of Consolidated Total Asset Value; or Non-Recourse Indebtedness of Subsidiaries of the Parent Guarantor (other than any Subsidiaries of the Company that directly or indirectly own or lease a Subject Property); (vi) Liens on properties or interests therein to secure Non-Recourse Indebtedness of Company or a Guarantor constituting purchase money indebtedness or incurred in connection with equipment financing, not to exceed $4,000,000.00 in the aggregate outstanding at any time; and (vii) Liens in favor of the holders of the Notes under the Note Documents to secure the obligations thereunder.

Section 10.6. Indebtedness. (a) None of the Indebtedness of the Note Parties or their respective Subsidiaries shall have any of the Subject Properties or any interest therein or any direct or indirect ownership interest in any Unencumbered Property Subsidiary as collateral for such Indebtedness other than Permitted Liens.

(b) None of the Subsidiaries of the Company which directly or indirectly own or lease a Subject Property (including, without limitation, any Unencumbered Property Subsidiary) shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) unless each such Subsidiary is, at all times when any of the foregoing liabilities are in effect, a Subsidiary Guarantor.

Section 10.7. Investments. Neither the Company nor the Parent Guarantor will, nor will either of them permit any of their Subsidiaries to, make or permit to exist or to remain outstanding any Investment in:

(a) Land Assets, except to the extent that the aggregate Investment therein shall not exceed seven and one-half percent (7.5%) of Consolidated Total Asset Value;

(b) Mortgage Receivables secured by Real Estate which is utilized for income producing office, industrial, manufacturing, distribution, retail, medical/healthcare, data center and flex properties located in the continental United States or the District of Columbia, Second Lien Mortgage Receivables and Mezzanine Loans, except to the extent that the aggregate Investment therein shall not exceed seven and one half percent (7.5%) of Consolidated Total Asset Value;

(c) in non-wholly owned Subsidiaries, Consolidated Affiliates and Unconsolidated Affiliates, except to the extent that the aggregate Investment therein shall not exceed twenty percent (20%) of Consolidated Total Asset Value; and

(d) Construction in Progress for Real Estate which is utilized for income producing office, industrial, manufacturing, distribution, retail, medical/healthcare, data center and flex properties located in the continental United States or the District of Columbia, except to the extent that the aggregate construction and development budget for Construction in Progress (including land) shall not exceed ten percent (10%) of Consolidated Total Asset Value.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 10.8. Equity Pledges. Notwithstanding anything in this Agreement to the contrary, (i) the Parent Guarantor will not create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the Parent Guarantor in the Company, including, without limitation, any Distributions or rights to Distributions on account thereof, and (ii) the Company shall not create or incur, nor suffer to be created or incurred, nor permit to exist any Lien on any legal, equitable or beneficial interest of the Company in any Subsidiary of the Company which directly or indirectly owns or leases a Subject Property (including, without limitation, an Unencumbered Property Subsidiary), including, without limitation, any Distributions or rights to Distributions on account thereof.

Section 10.9. PACE Loans. The Company shall not, and shall not permit any Subsidiary of the Company which directly or indirectly owns or leases a Subject Property (including, without limitation, an Unencumbered Property Subsidiary) to, (i) incur any Indebtedness with respect to a PACE Loan, or (ii) encumber or permit to be encumbered any Subject Property with a Lien to secure any Indebtedness with respect to a PACE Loan or any assessments relating thereto, in each case, without the prior written consent of the Required Holders (which consent, so long as no Default or Event of Default exists or would result from the incurrence or consummation of such PACE Loan by the Company or such Subsidiary, shall not be unreasonably withheld, conditioned or delayed). In the event the Company desires to seek approval for any such PACE Loan, the Company shall deliver to the holders of Notes, no later than ten (10) Business Days prior to the date which the Company or such Subsidiary intends to incur such PACE Loan, (a) a notice identifying the applicable Subject Property, (b) a narrative description of the efficiency or energy saving improvements to be undertaken or refinanced with the proceeds of such PACE Loan (including, without limitation, the status and/or proposed schedule of completion of such improvements) and a copy of the energy audit with respect to such improvements, (c) a term sheet summarizing the material terms of such PACE Loan, (d) copies of the PACE Loan Documents with respect to such PACE Loan, (e) a pro forma Compliance Certificate and Unencumbered Asset Certificate demonstrating, after giving effect to the incurrence of such PACE Loan, compliance with the covenants described therein, and (f) such other information as the holders of Notes may reasonably request with respect to such PACE Loan and/or such Subject Property, each of which shall be in form and substance reasonably acceptable to the Required Holders. Upon receiving the prior written consent of the Required Holders for such PACE Loan, the Company or such Subsidiary shall be permitted to incur such PACE Loan; provided, that, with respect to any such approved PACE Loan encumbering a Subject Property, the Company (or the applicable Subsidiary of the Company which is the obligor under such PACE Loan) shall at all times (x) pay or cause to be paid (prior to the delinquency thereof) any and all sums which become due or payable with respect to such PACE Loan (subject to the right of the Company or such Subsidiary to contest assessments in accordance with Section 7.8 of the Primary Credit Facility), (y) perform or cause to be performed all material obligations of the Company or such Subsidiary with respect to such PACE Loan pursuant to and in accordance with the applicable PACE Loan Documents (including, without limitation, with respect to the completion of the applicable efficiency or energy saving improvements required thereunder), and (z) without limiting the foregoing, take or cause to be taken all such action as may be necessary to protect the applicable Subject Property from any

Gladstone Commercial Limited Partnership	Note Purchase Agreement

danger of sale, forfeiture or foreclosure by reason of such PACE Loan. The Company shall not enter into or acquiesce in any amendment, modification, termination or surrender of any PACE Loan Document with respect to any PACE Loan on a Subject Property. Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is then continuing, if any provision similar to a provision of this Section 10.9 is subsequently amended or modified in any Material Credit Facility, such amendment or modification shall be deemed incorporated by reference into this Agreement, mutatis mutandi, as if set forth fully in this Agreement, effective beginning on the date on which such amendment or modification is effective in such Material Credit Facility, provided, further, that in the event that any fee is paid to any party under such Material Credit Facility solely to effectuate any such amendment or modification, the holders of the Notes shall have received an equivalent fee on a pro rata basis prior to or concurrently with the effectiveness of any such amendment or modification. “Equivalent fee” means an amount equal to the percentage determined by dividing the fee paid under such Material Credit Facility by the principal outstanding amount under such Material Credit Facility multiplied by the aggregate outstanding principal amount of the Notes.

Section 10.10. Financial Covenants.

(a) Unencumbered Leverage Ratio. The Company will not at any time permit the ratio of Consolidated Total Unsecured Debt to Unencumbered Asset Value (expressed as a percentage) to exceed (a) at any time during a Surge Period, sixty-five percent (65%), and (b) at any time other than the period(s) covered by the foregoing clause (a), sixty percent (60%).

(b) Unencumbered Debt Service Coverage Ratio. The Company will not at any time permit the Unencumbered Debt Service Coverage Ratio to be less than 1.50 to 1.00.

(c) Total Leverage Ratio. The Company will not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed (a) at any time during a Surge Period, sixty-five percent (65%), and (b) at any time other than the period(s) covered by the foregoing clause (a), sixty percent (60%).

(d) Consolidated EBITDA to Consolidated Fixed Charges. The Company will not permit the ratio of Consolidated EBITDA for the Calculation Period to Consolidated Fixed Charges of the Company, the Guarantors and their respective Subsidiaries for such period to be less than 1.50 to 1.00.

(e) Maximum Secured Debt Ratio. The Company will not permit the ratio of Consolidated Total Secured Debt to Consolidated Total Asset Value (expressed as a percentage) to exceed forty percent (40.0%) at any time.

(f) Minimum Unencumbered Lease Term. At any time when (i) less than fifty (50) Subject Properties are included in the calculation of Unencumbered Asset Value, or (ii) the Unencumbered Asset Value is less than $500,000,000, the Company shall not permit the aggregate average remaining lease term for the Subject Properties (calculated by weighting the remaining lease term of each such Subject Property (without regard to any extension options at the tenant’s discretion) by the Unencumbered Asset Value attributable to such Subject Property) to be less than five (5) years.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(g) Minimum Consolidated Tangible Net Worth. The Company will not at any time permit its Consolidated Tangible Net Worth to be less than the sum of $758,753,933.00, plus seventy-five percent (75%) of the sum of (a) Net Offering Proceeds (but excluding any Net Offering Proceeds from an issuance of common equity or preferred equity of the Company, the Parent Guarantor or the Trust which is used within one hundred twenty (120) days following the consummation of the applicable Equity Offering to partially or fully redeem or retire an existing issue of preferred equity of the Company, the Trust or the Parent Guarantor, respectively) plus (b) the value of units in the Company or shares in the Parent Guarantor issued upon the contribution of assets to the Company or its Subsidiaries plus (c) the amount of any Trust Preferred Equity issued, in each case of the foregoing clauses (a) through (c), arising after the date hereof.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.2(a) or Section 10; or

(d) any Note Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Note Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of any Note Party or by any officer of any Note Party in any Note Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) any member of the Group shall fail to pay when due (including without limitation at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such

Gladstone Commercial Limited Partnership	Note Purchase Agreement

period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption or purchase thereof; provided, however, that the events described in this Section 11(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this Section 11(f), involve singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $20,000,000 or Non-Recourse Indebtedness totaling in excess of $50,000,000; or

(g) any member of the Group (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing; provided, that the events described in this Section 11(g) as to any Subsidiary that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in this Section 11(g) individually exceeds $30,000,000.00 or in the aggregate exceeds $50,000,000.00); or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any member of the Group, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or Insolvency Law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any member of the Group, or any such petition shall be filed against the any member of the Group and such petition shall not be dismissed within 60 days; provided that the events described in this Section 11(h) as to any Subsidiary of the Company that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value); provided, that the events described in this Section 11(h) as to any Subsidiary that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor or an Unencumbered Property Subsidiary (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in this Section 11(h) individually exceeds $30,000,000.00 or in the aggregate exceeds $50,000,000.00); or

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(i) any event occurs with respect to any member of the Group which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any member of the Group that, either individually or in the aggregate, exceed $15,000,000.00; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) any Note Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) any Note Party or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) any member of the Group establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Note Party thereunder, (viii) any member of the Group fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) any member of the Group becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) any Affiliate Guaranty or the Contribution Agreement shall cease to be in full force and effect, the Company, any Guarantor or any Person acting on behalf of the Company or any Guarantor shall contest in any manner the validity, binding nature or enforceability of any Affiliate Guaranty or the Contribution Agreement, or the obligations of the Company or any Guarantor under any Affiliate Guaranty or the Contribution Agreement are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Affiliate Guaranty or the Contribution Agreement.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company or any Guarantor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (iii) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or the Affiliate Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on

Gladstone Commercial Limited Partnership	Note Purchase Agreement

such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Affiliate Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented out of pocket costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note; provided, however, that notwithstanding

Gladstone Commercial Limited Partnership	Note Purchase Agreement

anything to the contrary in this Agreement, so long as no Default or Event of Default has occurred and is continuing, no Purchaser or holder of a Note may, transfer or assign any Note or any interest therein to any Competitor. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of KeyBank National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Purchaser Schedule, or by such other commercially reasonable method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out of pocket costs and expenses (including reasonable and documented attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, one local counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Affiliate Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Affiliate Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Affiliate Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection

Gladstone Commercial Limited Partnership	Note Purchase Agreement

with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Affiliate Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company; provided, that the Company shall have no obligation under this clause (iii) to the extent such obligation has resulted from (x) the bad faith, gross negligence or willful misconduct of a Purchaser or holder of a note, (y) the material breach of such Purchaser’s or holder of a Note’s obligations hereunder or (z) claims between or among the Purchasers and holders and their Affiliates that do not arise out of an act or omission by the Company or any Subsidiary.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the Affiliate Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company, the Parent Guarantor or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Affiliate Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Affiliate Guaranty or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note; provided, that all representations and warranties contained herein are made only as of the Closing and not any subsequent date or time. All

Gladstone Commercial Limited Partnership	Note Purchase Agreement

statements contained in any certificate or other instrument delivered by or on behalf of any Note Party pursuant to this Agreement shall be deemed representations and warranties of such Note Party under this Agreement made as of the date of delivery of such certificate or other instrument. Subject to the preceding sentence, this Agreement, the Notes and the Affiliate Guaranty embody the entire agreement and understanding between each Purchaser and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company, the Parent Guarantor and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or the Affiliate Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Affiliate Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of the Affiliate Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or the Affiliate Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Affiliate Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Note Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Note Parties and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Affiliate Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Affiliate Guaranty or the Notes, or have directed the taking of any action provided herein or in the Affiliate Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by electronic mail if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

Gladstone Commercial Limited Partnership	Note Purchase Agreement

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to any Note Party, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Note Party or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Note Party or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by such Note Party or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and their respective directors, officers, employees (legal and contractual), agents, attorneys, trustees and partners (collectively, “Related Persons”) (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors,

Gladstone Commercial Limited Partnership	Note Purchase Agreement

investment advisors and other professional advisors and in the case of any Purchaser or holder that is a Related Fund, to the extent such disclosure reasonably relates to the administration and/or selection of the investment represented by such Related Fund’s Notes, to its investors and partners and their Related Persons, in each case under this clause (ii) who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of such Note Party (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or the Affiliate Guaranty, provided, however, that the Purchasers shall to the extent legally permissible use their commercially reasonable efforts to give prior notice to the Company of information disclosed pursuant to clauses (vi) through (viii) of this Section 20, but that the failure to do so would not constitute a violation of this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Note Parties or their Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which contradicts this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and such Note Party, this Section 20 shall supersede any such other contradictory confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations

Gladstone Commercial Limited Partnership	Note Purchase Agreement

set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures (which shall include DocuSign) with respect to this Agreement and all documents relating thereto (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all documents relating thereto (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and all documents relating thereto (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any documents relating to the Note Purchase Agreement, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Gladstone Commercial Limited Partnership	Note Purchase Agreement

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and the Parent Guarantor irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and the Parent Guarantor irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company and the Parent Guarantor agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company and the Parent Guarantor consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and the Parent Guarantor agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company or the Parent Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

Gladstone Commercial Limited Partnership	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Company and the Parent Guarantor.

Very truly yours,

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

By	/s/ Gary Gerson
Name: Gary Gerson
Title: Chief Financial Officer

GLADSTONE COMMERCIAL CORPORATION

By	/s/ Gary Gerson
Name: Gary Gerson
Title: Chief Financial Officer

Gladstone Commercial Limited Partnership	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York domiciled life insurance company

By:	Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By:	/s/ Yuxi Jiang
Name: Yuxi Jiang
Title: Director

COMMISSION DE LA CONSTRUCTION DU QUÉBEC (ÈS QUALITÉS RÉGIMES D’ASSURANCE DE L’INDUSTRIE DE LA CONSTRUCTION DU QUÉBEC)

By:	Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment adviser

By:	/s/ Yuxi Jiang
Name: Yuxi Jiang
Title: Director

Gladstone Commercial Limited Partnership	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

NEW YORK LIFE INSURANCE COMPANY

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Aron Davidowitz
Name: Aron B. Davidowitz
Title: Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Aron Davidowitz
Name: Aron B. Davidowitz
Title: Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Aron Davidowitz
Name: Aron B. Davidowitz
Title: Managing Director

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Guarantor” means each additional Subsidiary of the Company or the Parent Guarantor which becomes a Guarantor pursuant to Section 9.7.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Note Party, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of such Note Party or any Subsidiary or any Person of which such Note Party and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Note Parties.

“Affiliate Guaranty” means that certain guaranty dated as of the date hereof by the Parent Guarantor and the Subsidiary Guarantors for the benefit of the holders of the Notes, as amended, restated or otherwise modified from time to time.

“Agent” means KeyBank National Association, acting as administrative agent for the lenders under the Primary Credit Facility, and its successors and assigns.

“Aggregate Outstanding PACE Loan Amount” means, on any date of determination, an amount equal to (a) the aggregate outstanding principal amount under all PACE Loans on the Subject Properties, plus (b) all accrued and unpaid interest on such PACE Loans as of such date, and plus (c) the aggregate amount of prepayment premiums, penalties or other fees which would be or become due or payable with respect to such PACE Loans if all of such PACE Loans were prepaid in full on such date of determination; provided, however, that for purposes of calculating the Aggregate Outstanding PACE Loan Amount, the Aggregate Outstanding PACE Loan Amount attributable to any individual PACE Loan on a Subject Property shall, so long as no Default or Event of Default then exists on the part of the applicable obligor with respect to such PACE Loan, be limited to one-hundred ten percent (110.0%) of the outstanding principal balance of such PACE Loan on the date of determination.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

SCHEDULE A

(to Note Purchase Agreement)

“Below Investment Grade Adjusted Interest Rate” means the interest rate per annum which is 1.00% above the rate of interest then in effect on the applicable Notes (or the Default Rate based on the rate of interest then in effect on the applicable Notes, as the case may be). For the avoidance of doubt, the Below Investment Grade Adjusted Interest Rate shall not apply unless and until a Below Investment Grade Event has occurred.

“Below Investment Grade Event” shall occur if:

(a) at any time the Company has obtained a Debt Rating from only one NRSRO, the then most recent Debt Rating received from such NRSRO that is in full force and effect (not having been withdrawn) is below Investment Grade;

(b) at any time the Company has obtained a Debt Rating from two NRSROs, the then lower of the most recent Debt Ratings received from the NRSROs that are in full force and effect (not having been withdrawn) is below Investment Grade;

(c) at any time the Company has obtained a Debt Rating from three or more NRSROs, the then second lowest of the most recent Debt Ratings received from the NRSROs that is in full force and effect (not having been withdrawn) is below Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Debt Ratings are equal or equivalent to the lowest such Debt Rating, then one of such equal or equivalent Debt Ratings will be deemed to be the second lowest Debt Rating for purposes of such determination); or

(d) at any time the Company shall have failed to receive and deliver to the holders of the Notes a Debt Rating from at least one NRSRO as required by Section 9.10.

“Beneficial Ownership Certification” means, as to the Company, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the holder of Notes requesting the same.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Building” means with respect to each Subject Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York City are required or authorized to be closed.

“Calculation Period” means with respect to any calculation made, the four (4) fiscal quarters most recently ended.

“Capitalization Rate” shall have the meaning ascribed to such term in the Primary Credit Facility from time to time, and, if for any reason no Primary Credit Facility then exists or such term is no longer used therein, the Capitalization Rate most recently in effect. Notwithstanding the foregoing, in no event shall the “Capitalization Rate” at any time be less than (a) for Industrial Assets, or portion thereof, which are leased to Investment Grade Tenants with respect to which the applicable Lease(s) have an average remaining lease term of at least three (3) years remaining at the time of determination, six and one-quarter percent (6.25%) (provided, for the avoidance of doubt, that if only a portion of any such Industrial Asset is leased to Investment Grade Tenant(s) with respect to which the applicable Lease(s) have an average remaining lease term of at least three (3) years remaining at the time of determination, then the capitalization rate of six and one-quarter percent (6.25%) shall only apply to the income from such Real Estate that is attributable to such qualifying Lease(s)); (b) for Industrial Assets, except such Industrial Assets (or portion thereof) which are included in clause (a) above, six and one-half percent (6.50%); and (c) for all Real Estate other than Industrial Assets, seven and one-quarter percent (7.25%).

“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Change of Control” means a Change of Control shall exist upon the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of forty nine percent (49%) of the common shares of the Parent Guarantor on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Parent Guarantor cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or

(c) the Parent Guarantor fails to own, directly or indirectly, at least fifty one percent (51%) of the economic, voting and beneficial interests in the Company and the Trust, shall fail to own such interests free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of the Trust; or

(d) the Trust shall fail to be the sole general partner of the Company, shall fail to own such general partnership interest in the Company free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of the Company; or

(e) the Company fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim (except those granted in favor of the holders of Notes), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Unencumbered Property Subsidiary.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any Person that is engaged in the business of purchasing, owning, developing, operating, leasing and/or managing commercial real estate properties and (b) any Person that is an Affiliate of any Person referred to in clause (a) (other than an Affiliate) that (i) does not engage, as its primary business, in the business of purchasing, owning, developing, operating, leasing and/or managing commercial real estate properties, (ii) has established procedures which will prevent confidential information supplied to such Affiliate from being transmitted or otherwise made available to such affiliated entities described in clause (a), and (iii) is managed by Persons other than Persons who manage such affiliated entities described in clause (a) and the Persons who manage such affiliated entities described in clause (a) do not have the power to manage such Person.

“Compliance Certificate” shall have the meaning ascribed to such term in Section 7.1(c).

“Confidential Information” is defined in Section 20.

“Consolidated” means with reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means for any period, an amount equal to the EBITDA of the Company and its Subsidiaries for such period determined on a Consolidated basis.

“Consolidated Fixed Charges” means for any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent Guarantor and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions for such period. Such Person’s Equity Percentage in the Consolidated Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges. Consolidated Fixed Charges shall not include dividends paid or payable on account of any common stock issued by the Parent Guarantor or the Company, including any Senior Common Stock.

“Consolidated Interest Expense” means for any period, without duplication, (a) total Interest Expense of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

“Consolidated Net Operating Income” means for any Real Estate and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses incurred and related to the ownership, operation or maintenance of such Real Estate for such period, but specifically excluding general overhead expenses of the Company and its Subsidiaries, any property management fees, debt service charges, income taxes, depreciation, amortization and other non cash expenses, minus (c) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to two percent (2.0%) of the gross revenues from such Real Estate. Consolidated Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments (in excess of ten percent (10%) of rental income as reported on the GAAP operating statement) required under GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, the amount by which Consolidated Total Asset Value exceeds Consolidated Total Indebtedness.

“Consolidated Total Asset Value” means on a Consolidated basis for the Parent Guarantor and its Subsidiaries, the sum (without duplication) of:

(a) (x) the Consolidated Net Operating Income for the Calculation Period of all Real Estate owned by the Parent Guarantor, the Company or any of their respective Subsidiaries for four (4) full fiscal quarters or more (other than Consolidated Net Operating Income from any Real Estate whose inclusion in the calculation of Consolidated Total Asset Value was pursuant to clauses (d) and (e) of this definition) annualized, as applicable, with the product thereof being divided by (y) the applicable Capitalization Rate; plus

(b) the book value determined in accordance with GAAP of all Real Estate (other than the Subject Properties) owned by the Parent Guarantor, the Company or any of their respective Subsidiaries for less than four (4) full fiscal quarters; plus

(c) the book value determined in accordance with GAAP of all Mortgage Receivables, Second Lien Mortgage Receivables and Mezzanine Loans owned by the Parent Guarantor, the Company or any of their respective Subsidiaries; plus

(d) the book value determined in accordance with GAAP of all Development Properties owned by the Parent Guarantor, the Company or any of their respective Subsidiaries; plus

(e) the book value determined in accordance with GAAP of all Land Assets owned by the Parent Guarantor, the Company or any of their respective Subsidiaries; plus

(f) the aggregate amount of all Unrestricted Cash and Cash Equivalents of the Parent Guarantor, the Company and their respective Subsidiaries as of the date of determination; plus

(g) with respect to any Real Estate owned by an Unconsolidated Affiliate of the Company for (x) less than four (4) full fiscal quarters or (y) consisting of Development Properties or Land Assets, an amount equal to the Company’s Equity Percentage in such Unconsolidated Affiliate multiplied by the book value determined in accordance with GAAP of all Real Estate; plus

(h) with respect to any Real Estate owned by an Unconsolidated Affiliate of the Company for four (4) full fiscal quarters or more (except for any Real Estate owned by an Unconsolidated Affiliate of the Company which is a Development Property or is a Land Asset whose inclusion in the calculation of Consolidated Total Asset Value was pursuant to clause (g) above), (x) the Consolidated Net Operating Income for the Calculation Period of such Real Estate annualized, as applicable, multiplied by (y) an amount equal to Company’s Equity Percentage in such Unconsolidated Affiliate, with the product thereof being divided by (z) the applicable Capitalization Rate; plus

(i) with respect to any Mortgage Receivable, Second Lien Mortgage Receivable or Mezzanine Loan owned by an Unconsolidated Affiliate of the Company, the Company’s Equity Percentage in such Unconsolidated Affiliate multiplied by the book value determined in accordance with GAAP of all such Mortgage Receivables, Second Lien Mortgage Receivables and Mezzanine Loans.

Consolidated Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.

“Consolidated Total Indebtedness” means all indebtedness of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and all Indebtedness of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis, whether or not so classified. Consolidated Total Indebtedness shall not include Trust Preferred Equity or Mandatorily Redeemable Stock. Consolidated Total Indebtedness shall include (without duplication), such Person’s Equity Percentage of the foregoing of its Unconsolidated Affiliates.

“Consolidated Total Secured Debt” means on any date of determination, all Secured Debt (other than Equity Pledge Secured Debt) of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Secured Debt (other than Equity Pledge Secured Debt) of its Unconsolidated Affiliates.

“Consolidated Total Unsecured Debt” means on any date of determination, all Unsecured Debt of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

“Construction in Progress” means on a consolidated basis for the Company and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on properties that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of the relevant determination. For the purposes of calculating Construction in Progress of the Company and its Subsidiaries with respect to properties under construction of Unconsolidated Affiliates, the Construction in Progress of the Company and its Subsidiaries shall be the lesser of (a) the Investment of the Company or its Subsidiary in the applicable Unconsolidated Affiliate or (b) the Company’s or such Subsidiary’s pro rata share (based upon the Equity Percentage of such Person in such Unconsolidated Affiliate) of such Unconsolidated Affiliate’s Construction in Progress.

“Contribution Agreement” means that certain Contribution Agreement dated of even date herewith among the Company and the Guarantors, as the same may be modified, amended or ratified from time to time, including without limitation by the joinder of any Additional Guarantor that may become a party thereto after the date hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“DBRS” means DBRS, Inc., or if applicable, its successor.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any NRSRO.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by KeyBank National Association in New York, New York as its “base” or “prime” rate.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement. Notwithstanding anything to the contrary, the term “Derivatives Contract” shall not include rate lock provisions with respect to long term mortgage contracts or repurchase agreements not otherwise prohibited by the Primary Credit Facility.

“Derivatives Termination Value” means in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark to market value(s) for such Derivatives Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any lender under the Primary Credit Facility).

“Development Properties” means, as of any date of determination, all real property held for development or redevelopment and all land scheduled to commence development within twelve (12) months, provided that such real property shall no longer be included in Development Properties upon the earlier of (i) the expiration of the third full fiscal quarter after substantial completion (which shall mean the receipt of a temporary certificate of occupancy or a final certificate of occupancy) and (ii) the last day of the first full fiscal quarter in which the Consolidated Net Operating Income attributable to such Development Property divided by the applicable Capitalization Rate exceeds the book value in accordance with GAAP of such project at the time it was placed into service.

“Disclosure Documents” is defined in Section 5.3.

“Distribution” means any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent Guarantor, the Company, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent Guarantor, the Company or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent Guarantor, the Company, or any of their respective Subsidiaries now or hereafter outstanding.

“EBITDA” means with respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) gains and losses on the sale of assets and other extraordinary or non-recurring gains and losses; (v) subordinated management fees; (vi) distributions to minority owners; and (vii) one-time non-recurring items; plus (b) such Person’s pro rata share of EBITDA determined in accordance with clause (a) above of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from (A) straight line rent leveling adjustments (in excess of ten percent (10%) of rental income as reported on the GAAP operating statement) required under GAAP and (B) non-cash compensation expenses (to the extent such adjustments would otherwise have been included in the determination of EBITDA). For purposes of this definition, nonrecurring items shall be deemed to include, but not be limited to, (w) transaction costs incurred in connection herewith, (x) gains and losses on early extinguishment of Indebtedness, (y) non cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions required to be expensed under FASB ASC 805 which are not permitted to be capitalized pursuant to GAAP.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Eligible Real Estate” means Real Estate:

(a) which is wholly owned in fee (or leased under a ground lease acceptable to the Required Holders in its reasonable discretion) by an Unencumbered Property Subsidiary (it being understood that the ground lease for the WPI07 Tulsa Property shall be an acceptable ground lease);

(b) which is located within the contiguous 48 States of the continental United States or the District of Columbia;

(c) which is improved by an income producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex property, which contains improvements that are in operating condition and available for occupancy, and with respect to which valid certificates of occupancy or the equivalent for all buildings thereon have been issued and are in full force and effect;

(d) as to which all of the representations set forth in Section 5 of this Agreement concerning the Subject Property are true and correct;

(e) as to which the holders of Notes have received all Eligible Real Estate Qualification Documents and the Required Holders shall not have promptly and reasonably objected, or will receive prior to inclusion of such Eligible Real Estate in the calculation of the Unencumbered Asset Value and shall not have promptly and reasonably objected; and

(f) which is in compliance with and would not cause a Default or an Event of Default under the provisions of Section 9.9.

“Eligible Real Estate Qualification Documents” is defined in Section 9.9.

“Eligible Tenant” means tenant in Eligible Real Estate that satisfies each of the following requirements at all times: (i) such tenant is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization; (ii) such tenant is not the subject of any Insolvency Event; (iii) no default, event of default or event which with the giving of notice or the expiration of time would constitute a default or event of default has occurred and is continuing with respect to any other lease relating to a property included in the calculation of the Unencumbered Asset Value to which such tenant is a party; and (iv) such tenant is in compliance with the material terms and conditions of such lease.

“Employee Benefit Plan” means Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by either of the Company or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Offering” means the issuance and sale after the date hereof by the Parent Guarantor, the Company or any Subsidiary of the Company of any equity securities of such Person.

“Equity Percentage” means the aggregate ownership percentage of the Company, the Guarantors or their respective Subsidiaries in each Unconsolidated Affiliate.

“Equity Pledge Secured Debt” means (a) Indebtedness of the Parent Guarantor or a Subsidiary of the Parent Guarantor (other than any Subsidiary of the Company which directly or indirectly owns or leases a Subject Property) which is secured by a Lien on any direct or indirect Equity Interests in a Subsidiary of the Parent Guarantor (other than the Company or any Subsidiary of the Company which directly or indirectly owns or leases a Subject Property), including, without limitation, any Distributions or rights to Distributions on account of such Equity Interests, and (b) in the event the Loans or Letter of Credit Liabilities are at any time secured by a Lien on any direct or indirect Subsidiary of the Parent Guarantor or its Subsidiaries, Equity Pledge Secured Debt shall include the Loans and Letter of Credit Liabilities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

“ERISA Affiliate” means any Person which is treated as a single employer with the Company, the Parent Guarantor, or their respective Subsidiaries under section 414 of the Code or Section 4001 of ERISA.

“Event of Default” is defined in Section 11.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fitch” means Fitch Ratings Inc., or if applicable, its successor.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Group” means the Note Parties and their Subsidiaries.

“Guaranteed Pension Plan” means Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Company or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantors” is defined in Section 2.2.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Implied Unsecured Debt Service” means on any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of all Unsecured Debt of the Parent Guarantor and its Subsidiaries (including the Loans and the Letter of Credit Liabilities) determined on a Consolidated basis as of such date, calculated using an interest rate equal to the greater of (a) two and one quarter percent (2.25%) plus the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent in accordance with the terms of the Primary Credit Facility and (b) five and three quarters percent (5.75%).

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” means with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered and are due more than three (3) months from the date of incurrence of the obligation in respect thereof or evidenced by a note or similar instrument; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, takeout commitment or forward equity commitment and net obligations of such Person in respect of any repurchase obligation; (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of Non-Recourse Exclusions, other customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability, until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (k) all obligations of such Person under any PACE Loan (provided, that, such Person’s obligations under a PACE Loan with respect to which no default or event of default on the part of the applicable obligor is in existence shall be excluded from Indebtedness for purposes of calculating financial ratios and covenants hereunder to the extent such obligations are paid by a tenant of the applicable Real Estate pursuant to a Lease); and (l) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person.

“Industrial Assets” means income producing Real Estate with respect to which seventy five percent (75%) or greater of the Net Rentable Area of such Real Estate consists of industrial, warehouse, manufacturing and/or distribution uses (provided, for the avoidance of doubt, that retail, office, medical/healthcare and/or data center uses shall not be considered industrial, warehouse, manufacturing and/or distribution uses for purposes of this definition).

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Expense” means for any period, without duplication, (a) total interest expense incurred (both expensed and capitalized) of the Company, the Guarantors and their respective Subsidiaries on funded debt, including the portion of rents payable under a Capitalized Lease allocable to interest expense in accordance with GAAP (but excluding capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Company’s, the Guarantors’ and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense shall not include Preferred Distributions or interest on Trust Preferred Equity.

“Investment Grade” means in respect of the Notes a rating of (a) “BBB-” or better by S&P or (b) its equivalent by any other NRSRO.

“Investment Grade Tenant” means (a) a tenant of any Real Estate with a long term senior unsecured debt rating of Baa3 or better as rated by Moody’s or BBB- or better as rated by S&P (it being understood that in the event there is a discrepancy between the Moody’s rating and the S&P rating, the highest of the ratings will be utilized), or (b) a tenant of any Real Estate that is a Subsidiary of an entity that meets such ratings requirement under clause (a) above provided that such entity has guaranteed all of such tenant’s obligations under the applicable Lease (provided, however, that for purposes of determining the Capitalization Rate which is applicable hereunder to income arising under such Lease, if such entity has guaranteed a certain amount of such tenant’s payment obligations under the Lease, then such Lease shall be deemed to have an Investment Grade Tenant with respect to that portion of tenant’s payment obligations (and the income arising therefrom) which have been guaranteed by such entity).

“Investments” means with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

“Issuing Lender” means KeyBank, in its capacity as the lender issuing the Letters of Credit and any successor thereto.

“Kroll” means Kroll Bond Rating Agency, Inc., or if applicable, its successor.

“Land Assets” means land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

“Leases” means leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

“Letter of Credit” means any standby letter of credit issued at the request of the Company and for the account of the Company in accordance with the Primary Credit Facility.

“Letter of Credit Liabilities” means at any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (as defined in the Primary Credit Facility) (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under the Primary Credit Facility, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

“Lien” means, with respect to any Person, (a) any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) the transfer of any property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) any acquisition, agreement or option to acquire any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) any Indebtedness or claim or demand existing for a period of more than thirty (30) days after the same shall have been incurred that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any general creditors; (e) any assignment, pledge or other transfer as part of a financing transaction of any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) any incurrence or maintenance of any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing such obligations.

“LLC Division” means in the event the Company, any Guarantor, or any Subsidiary thereof is a limited liability company, (i) the division of any such Person into two or more newly formed limited liability companies (whether or not any such Person is a surviving entity following any such division) pursuant to, in the event any such Person is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event any such Person is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

“Loans” means the aggregate loans issued pursuant to the Primary Credit Facility.

“Make-Whole Amount” is defined in Section 8.7.

“Mandatorily Redeemable Stock” means with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means the acquisition of an asset (or portfolio of assets) by the Company or any of its Subsidiaries in a single transaction or a series of related transactions with an aggregate gross purchase price equal to or greater than ten percent (10%) of the Consolidated Total Asset Value determined as of the last day of the fiscal quarter most recently ended prior to the date such acquisition is consummated.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Guarantor to perform its obligations under its Affiliate Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Affiliate Guaranty.

“Material Credit Facility” means, as to the Note Parties and their Subsidiaries,

(a) the Primary Credit Facility, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b) the Note Purchase Agreement dated December 18, 2024 among the Company, the Parent Guarantor and the institutional investors party thereto, including any renewals, extensions, amendments, supplements, restatements, replacement or refinancing; and

(c) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“Mezzanine Loan” means a loan that is secured by a first priority pledge of the equity interests in a special purpose, bankruptcy remote person or other entity which owns, directly or through one or more special purpose, bankruptcy remote entities or other entity, one or more income producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties which is being paid on a current basis to the extent due and payable and performing in accordance with its terms, which properties are subject to Mortgage Receivable.

“Moody’s” means Moody’s Investor Service, Inc., or if applicable, its successor.

“Mortgage Receivable” means a mortgage loan on one or more income producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties which is being paid on a current basis and performing in accordance with its terms, which Mortgage Receivable includes, without limitation, the indebtedness evidenced by a note and secured by a related first mortgage.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Offering Proceeds” means the gross cash proceeds received by the Parent Guarantor, the Company or any of its Subsidiaries as a result of an Equity Offering after the date of this Agreement less the customary and reasonable costs, expenses and discounts paid by the Parent Guarantor, Company or such Subsidiary in connection therewith.

“Net Rentable Area” means with respect to (a) any Real Estate other than a data center property, the floor area of any buildings, structures or other improvements available for leasing to tenants and (b) any Real Estate that is a data center property, the megawatts of critical load power available for use by tenants, in each case determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Required Holders.

“Non-Recourse Exclusions” means with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the real property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Materials on the real property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

“Non-Recourse Indebtedness” means with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross defaulted and cross collateralized with the loans to such other Single Asset Entities.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, all Affiliate Guarantees, the Contribution Agreement, the Notes and all other documents, instruments, or agreements now or hereafter executed or delivered by or on behalf of the Company or any Guarantor in connection with the Notes.

“Note Parties” means, collectively, the Company and the Guarantors from time to time, and “Note Party” means any one of the Note Parties.

“Notes” is defined in Section 1.

“NRSRO” means (a) DBRS, Kroll, Fitch, Moody’s or S&P, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Off Balance Sheet Obligations” means liabilities and obligations of the Parent Guarantor or any of its Subsidiaries or any other Person in respect of “off balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S K promulgated under the Securities Act) which the Parent Guarantor would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent Guarantor’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent Guarantor is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PACE Loan” means (i) Any “Property Assessed Clean Energy loan” or (ii) any other indebtedness, without regard to the name given to such indebtedness, which is (A) incurred for improvements to Real Estate for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (B) repaid through multi-year assessments against such Real Estate.

“PACE Loan Documents” means with respect to any PACE Loan, all documents, instruments or agreements evidencing, securing or otherwise relating to such PACE Loan, including, without limitation, any documents, instruments or agreements relating to the assessments through which such PACE Loan is to be repaid.

“Parent Guarantor” is defined in the introduction to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Permitted Liens” means any of the Liens permitted pursuant to Section 10.5(b)(i), (iv) or (vii).

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or governmental agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Distributions” means for any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Parent Guarantor, the Company or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Company or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Securities” means with respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both. Preferred Securities shall include any Trust Preferred Equity but shall exclude any Senior Common Stock.

“Presentation” is defined in Section 5.3.

“Primary Credit Facility” means (i) that certain Fifth Amended and Restated Credit Agreement dated as of October 10, 2025, by and among the Company, as Borrower, the Parent Guarantor, as a Guarantor, KeyBank National Association, as the Agent and a Lender (as defined therein), and the other lending institutions party thereto, as the same may be further amended, modified, restated, amended and restated, replaced or refinanced from time to time and (ii) if no Indebtedness under clause (i) is outstanding, any other unsecured bank line of credit or other unsecured credit facility or debt private placement under which the Company or the Parent Guarantor is an obligor in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Rationale Report” means, with respect to any Rating Letter, a report issued by the applicable NRSRO in connection with such Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Debt Rating for the Notes, in each case, on the letterhead of the NRSRO or posted on its controlled website and generally consistent with the work product that a NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of Notes from time to time.

“Ratings Letter” means a letter providing the current Debt Rating from a NRSRO which (i) contains the Private Placement Number for the Notes, (ii) addresses the likelihood of payment of both the principal and interest of such Notes (which requirement shall be deemed satisfied if the rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (iii) does not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, and (iv) include such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of Notes.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by the Company, any Guarantor or any of their respective Subsidiaries, including, without limitation, the Subject Properties.

“Recourse Indebtedness” means as of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to the Company or the Parent Guarantor. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

“REIT Status” means with respect to the Parent Guarantor, its status as a real estate investment trust as defined in Section 856(a) of the Code.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” means past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of such property in the ordinary course of business, and in any event in compliance with all Environmental Laws).

“Rent Roll” means a report prepared by the Company showing for each Subject Property owned or leased by the Company or an Unencumbered Property Subsidiary, its occupancy, lease expiration dates, lease rent and other information as presented to the Agent under the terms of this Agreement and updated by the Company from time to time.

“Revolving Credit Loan and Revolving Credit Loans” means an individual revolving credit loan or the aggregate revolving credit loans, as the case may be, in the maximum principal amount of the Total Revolving Credit Commitment (as defined in the Primary Credit Facility) to be made by the revolving lenders under the Primary Credit Facility.

“Required Holders” means at any time on or after the Closing, at least two distinct holders of Note(s) that hold, in the aggregate, more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates); provided that: (x) any determination of whether there are two distinct holders of Notes holding the required percentage of principal amount of Notes specified above shall, with respect to any holder that is a nominee, be made by reference to the beneficial owner of the relevant Note(s) whose name and address appears in the register maintained by the Company pursuant to Section 13.1; (y) any holders that are Affiliates of each other shall be deemed to be a single holder of Notes; and (z) if at any time of determination there is (or is deemed to be) only one holder of Notes, the Required Holders shall mean the holder(s) of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means (i) any Senior Financial Officer and (ii) any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement (which shall include, but shall not be limited to, the Chief Financial Officer, Treasurer, and President of the Company).

“S&P” means S&P Global Inc., or if applicable, its successor.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Lien Mortgage Receivables” means a mortgage loan on one or more income producing office, industrial, manufacturing, retail, distribution, medical/healthcare, data center or flex properties which is being paid on a current basis to the extent due and payable and performing in accordance with its terms, which Second Lien Mortgage Receivable includes, without limitation, the indebtedness evidenced by a note and secured by a related second mortgage.

“Secured Debt” means with respect to any Person as of any date of determination, the aggregate principal amount of all Indebtedness of such Person on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien (including, without limitation, Equity Pledge Secured Debt), and in the case of the Company, shall include (without duplication), the

Company’s Equity Percentage of the Secured Debt of its Unconsolidated Affiliates. Notwithstanding the foregoing, the obligations shall not be deemed Secured Debt. For the avoidance of doubt, Secured Debt shall include, without limitation, Indebtedness in respect of PACE Loans (provided, that, such Person’s obligations under a PACE Loan with respect to which no default or event of default on the part of the applicable obligor is in existence shall be excluded from Secured Debt for purposes of calculating financial ratios and covenants hereunder to the extent such obligations are paid by a tenant of the applicable Real Estate pursuant to a Lease).

“Securities” or “Security” shall have the meaning specified in Section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Common Stock” means the common equity of the Parent Guarantor either issued through a Regulation D offering or registered with the SEC but not traded on an exchange. Senior Common Stock and its dividends shall be treated as common stock for purposes of all compliance calculations.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Parent Guarantor.

“Single Asset Entity” means a bankruptcy remote, single purpose entity which is a Subsidiary of the Company and which is not an Unencumbered Property Subsidiary (or a Subsidiary which owns, directly or indirectly, any Equity Interests in such Unencumbered Property Subsidiary) which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

“Solvent” with respect to any Person, as of any date of determination, means (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof and (d) such Person will be able to pay its debts as they mature or fall due in the ordinary course.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subject Property” or “Subject Properties” means the Eligible Real Estate owned or leased pursuant to a ground lease approved by the Agent under the Primary Credit Facility, of which the Required Holders have received notice and shall not have promptly and reasonably objected, by an Unencumbered Property Subsidiary that is included in the calculation of the Unencumbered Asset Value; provided that if such Eligible Real Estate is not included in the calculation of the Unencumbered Asset Value under (and as defined in) the Primary Credit Facility, it shall not be a Subject Property and shall not be included in the calculation of the Unencumbered Asset Value hereunder.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means, at any time, each Subsidiary that is party to the Affiliate Guaranty at such time.

“Substitute Purchaser” is defined in Section 21.

“Surge Period” means, provided the Company has satisfied the Surge Period Conditions, a period commencing on the first day of the fiscal quarter in which the Company consummated the applicable Material Acquisition and ending on the last day of the second (2nd) complete fiscal quarter occurring after such initial quarter in which such Material Acquisition was consummated.

“Surge Period Adjusted Interest Rate” means the interest rate per annum that is 0.25% above the rate of interest then in effect on the applicable Notes (or the Default Rate based on the rate of interest then in effect on the applicable Notes, as the case may be). For the avoidance of doubt, the Surge Period Adjusted Interest Rate shall not apply unless and until a Surge Period has occurred.

“Surge Period Conditions” means the commencement of a Surge Period shall be subject to the satisfaction of the following conditions precedent:

(a) The Company shall have consummated a Material Acquisition;

(b) At least ten (10) Business Days’ prior to the commencement of the Surge Period, the Company shall have provided the holders of Notes with written notice thereof;

(c) No more than one (1) other Surge Period shall have existed prior to the commencement of the Surge Period (it being understood that a maximum of two (2) Surge Periods shall be permitted hereunder between the date hereof and the Maturity Date of the Notes); and

(d) No Default or Event of Default shall have occurred and be continuing prior to the commencement of a Surge Period, nor shall a Default or Event of Default result from the commencement thereof.

“SVO” means the Securities Valuation Office of the NAIC.

“Trust” means GCLP Business Trust II, a Massachusetts business trust.

“Trust Preferred Equity” means any Indebtedness of the Company, the Parent Guarantor and any of their Subsidiaries which (i) has an original maturity of not less than thirty (30) years, (ii) is not putable to any of the Company, the Parent Guarantor and any of their Subsidiaries, (iii) is non amortizing and provides for payment of interest only not more often than quarterly, (iv) imposes no financial covenants on the Company, the Parent Guarantor or their respective Subsidiaries, and (v) is subordinated to the obligations of the Company and the Guarantors under this Agreement on such terms as are reasonably acceptable to the Required Holders.

“Unconsolidated Affiliate” means in respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

“Unencumbered Asset Availability” means, as of any date of determination, the Unencumbered Asset Availability shall be the amount equal to the maximum amount of the Notes issued hereunder, the Revolving Credit Loans, the Term Loans (as defined in the Primary Credit Facility) and the Letter of Credit Liabilities which, when added to all other Unsecured Debt of the Parent Guarantor and its Subsidiaries, would not cause a violation of the covenants set forth in Section 10.10(a) and Section 10.10(b).

“Unencumbered Asset Value” means as of any date of determination, the Unencumbered Asset Value shall be, without duplication, the sum of (a) (i) the Unencumbered Net Operating Income (excluding Subject Properties with negative Unencumbered Net Operating Incomes, Subject Properties acquired during the trailing twelve (12) months and Subject Properties disposed of during the fiscal quarter most recently ending) for the Calculation Period, annualized as applicable, divided by (ii) the applicable Capitalization Rate, plus (b) the acquisition cost of all Subject Properties acquired during the trailing twelve (12) month period determined in accordance with GAAP.

“Unencumbered Debt Service Coverage Ratio” means as of any date of determination, the ratio of Unencumbered Net Operating Income for the Calculation Period, annualized as applicable, divided by the Implied Unsecured Debt Service.

“Unencumbered Net Operating Income” means for any Eligible Real Estate included in the calculation of the Unencumbered Asset Value and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, but specifically excluding, any property management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses, minus (c) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to two percent (2.0%) of the gross revenues from such Real Estate. Unencumbered Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP.

“Unencumbered Property Subsidiary” means a Wholly-Owned Subsidiary of the Company that owns or, pursuant to a ground lease, leases a Subject Property.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unrestricted Cash and Cash Equivalents” means as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person (other than customary rights of depository institutions in the ordinary course of business with respect to bank accounts).

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Unsecured Debt” means with respect to any Person as of any date of determination, Indebtedness of such Person which is not Secured Debt, and in the case of the Company, shall include (without duplication), the Company’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“WPI07 Tulsa Property” means the Real Estate owned by WPI07 Tulsa OK, LLC and located at 1110 W Tenkiller Road, Catoosa, Oklahoma.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH SECURITIES LAWS.

[FORM OF NOTE]

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

5.99% SENIOR GUARANTEED NOTE DUE DECEMBER 15, 2030

No. [_____]	[Date]
$[_______]	PPN 37654* AB7

FOR VALUE RECEIVED, the undersigned, GLADSTONE COMMERCIAL LIMITED PARTNERSHIP (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on December 15, 2030 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.99% per annum, as may be adjusted in accordance with Section 1.2 of the hereinafter defined Note Purchase Agreement, from the date hereof, payable semiannually, on the 15th day of June and December in each year, commencing with the June 15 or December 15 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 7.99% or (ii) 2.00% over the rate of interest publicly announced by KeyBank National Association from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at KeyBank National Association in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

SCHEDULE 1

(to Note Purchase Agreement)

This Note is one of a series of Senior Guaranteed Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated December 15, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company, the Parent Guarantor (as defined therein) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount, if any) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

By
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